Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated March 20, 2020

To the Prospectus dated February 25, 2020

Registration Statement No. 333-236611

Moody’s Corporation

Pricing Term Sheet

March 20, 2020

Issuer:	Moody’s Corporation
Trade Date:	March 20, 2020
Settlement Date:	March 24, 2020 (T+2)
Ratings:*	BBB+ by Standard & Poor’s Rating Services BBB+ by Fitch Ratings

3.750% Senior Notes due 2025

Principal Amount:	$700,000,000
Maturity Date:	March 24, 2025
Coupon:	3.750%
Benchmark Treasury:	1.125% due February 28, 2025
Benchmark Treasury Price and Yield:	102-29+ / 0.525%
Spread to Benchmark Treasury:	+ 325 basis points
Yield to Maturity:	3.775%
Public Offering Price:	99.887%
Interest Payment Dates:	March 24 and September 24, commencing September 24, 2020
Make-whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 50 basis points)
Par Call:	Callable on or after February 24, 2025, the date that is one month prior to the Maturity Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed
CUSIP/ISIN:	615369AS4/ US615369AS40
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Co-Managers:

Barclays Capital Inc.

Citizens Capital Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

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*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. (1-800-294-1322), Citigroup Global Markets Inc. (1-800-831-9146) or J.P. Morgan Securities LLC (1-212-834-4533).

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